Exhibit 99.1

Contact:

ARYx Therapeutics, Inc.

David Nagler, 510-585-2200 ext. 211

Vice President Corporate Affairs

FOR IMMEDIATE RELEASE

ARYx REPORTS FIRST QUARTER 2009 RESULTS AND EARNINGS

COMPANY REMAINS ON TRACK WITH ALL LEAD PROGRAMS

FREMONT, CA., May 14, 2009 – ARYx Therapeutics, Inc. (NASDAQ: ARYX) today reported results of operations and provided an update on its products for the first quarter ended March 31, 2009.

“During the first quarter, we remained on track with all of our lead programs in order to meet our existing clinical and corporate goals.  We are close to completing the Phase 2/3 study of our novel, oral anticoagulant tecarfarin (formerly ATI-5923), and are confident that we will have data from that trial by the end of June,” said Dr. Paul Goddard, chairman and chief executive officer of ARYx.  “Additionally, we are in ongoing, detailed discussions with a number of potential partners for the development and commercialization of our novel, oral anti-arrhythmic agent, budiodarone (formerly ATI-2042), as well as for tecarfarin.  2009 is off to a good start and we expect the rest of the year to be an exciting and newsworthy period, with progress across all stages of our portfolio.”

Company Highlights

•                  ARYx neared completion of the Phase 2/3 clinical trial of its novel, oral anticoagulant, tecarfarin, against the leading anticoagulant agent, warfarin. This week all patients have completed the required treatment period and the company has begun the process of finalizing the database and preparing for the analysis of the results from this study. The company expects to report data from this study at the end of June, as previously forecast. The company also intends, based on the successful outcome of this study, to complete a partnering agreement for tecarfarin by the end of the year.

•                  ARYx announced successful efficacy and safety data from a Phase 2b clinical trial of its novel, oral anti-arrhythmic agent, budiodarone, testing the drug in the treatment of patients with paroxysmal atrial fibrillation. ARYx believes that the available efficacy and safety data makes this an attractive licensing candidate with a compelling product profile. The Company is in active partnering discussions with a number of potential partners and anticipates a licensing agreement in the near-term.

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,   Fremont, CA  94555   Ph: 510-585-2200   Fax: 510-585-2202

www.aryx.com

•                  In March, ARYx received written confirmation from the Food and Drug Administration (FDA) of it’s review of results from ARYx’s Thorough QT (TQT) study of the company’s oral prokinetic agent, ATI-7505. The FDA indicated that they concur with the company’s position that the study was valid in meeting the ICH E14 criteria for the design, conduct and analysis of a TQT study. Also, the FDA concurred that the study met the primary endpoint, meaning that ATI-7505 does not significantly increase the QT interval at the proposed therapeutic or supratherapeutic doses. With these data in hand, along with the clinical and safety results in over 1000 people, ARYx has actively begun licensing efforts with potential partners to complete the development and potential commercialization of this compound.

•                  Data representing the development to date of tecarfarin and budiodarone are being presented at a number of clinical and scientific meetings. A presentation discussing the previously disclosed results of the Phase 2b budiodarone clinical trial will occur tomorrow, May 15, 2009, at the Heart Rhythm Society meeting in Boston. An abstract on the previously disclosed results of the completed Phase 2 studies on tecarfarin was presented at the AC Forum in San Diego on May 10, 2009. Submissions to other major meetings and publications are pending.

Financial Results

As of March 31, 2009, ARYx had cash, cash equivalents and marketable securities totaling approximately $33.0 million which is in line with previous cash flow projections.

For the quarter, ARYx reported a net loss of $9.8 million or $0.36 per share, compared to a net loss of $9.5 million or $0.54 cents per share in the same quarter of 2008.

ARYx had no revenue in the first quarter of 2009 compared to revenue of $1.0 million for the first quarter of 2008.  2008 revenues were earned under the company’s former agreement with Procter & Gamble Pharmaceuticals.  That agreement was terminated during 2008 with all payments to ARYx fully earned by the third quarter of 2008.

Research and development expenses for the first quarter of 2009 were $6.8 million, compared to $7.6 million during the same period of 2008.  The decrease in 2009 is primarily due to the completion of the Phase 2b clinical trial of budiodarone in December, partially offset by higher expenses in support of the company’s ongoing Phase 2/3 clinical trial of tecarfarin. With the expected completion of the tecarfarin study in the second quarter of 2009, ARYx’s clinical spend on that program will be substantially complete in the company’s effort to ready the program for partnering.

ARYx’s general and administrative expenses during the first quarter of 2009 were $2.6 million compared with $2.9 million for the same period last year.  The decrease in expense for 2009 is primarily due to lower Sarbanes-Oxley compliance costs, a reduction in general legal fees and lower executive bonus expense.

Conference Call and Webcast Information

ARYx will host a conference call and simultaneous Webcast on Thursday, March 14, 2009 at 8:00 a.m. Pacific Time to review the results for first quarter 2009 and to provide a general business update on the company. The Webcast will be available live via the Internet by accessing the ARYx Website at www.aryx.com. Alternatively, the call can be accessed by dialing 877-741-4241 Participants outside of the U.S. should dial 719-325-4760. The passcode for the call is 1974909.

Replays of the call will be available through June 30, 2009 at ARYx’s Website.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical trials: an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, tecarfarin (previously named ATI-5923); an oral anti-arrhythmic agent for the treatment of atrial fibrillation, budiodarone (previously named ATI-2042); a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit our web site at www.aryx.com for additional information.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the timing and availability of our clinical results, the potential safety and efficacy and commercial potential of our product candidates, the initiation of new clinical trials, the completion of preclinical work, the ability of preclinical packages to lead to further clinical trials and the ability to find partners to help advance our product candidates through clinical development. Words such as “believes,” “expects,” “anticipates,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon ARYx’s current expectations. Forward-looking statements involve risks and uncertainties. ARYx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that we will need substantial additional funding and may be unable to raise additional capital when needed which would force us to limit or cease our operations and related product development programs, the risk that collaborative arrangements will likely place the development of our product candidates outside of our control, the risk that we depend on collaborative arrangements to complete the development and commercialization of each of our product candidates and we may have to alter our development and commercialization plans if collaborative relationships are not established for tecarfarin, budiodarone and ATI-7505, the risk that our product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that any failure or delay in commencing or completing clinical trials for our product candidates could severely harm our business, and the risk that third party manufacturers could delay or prevent the clinical development of our product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in ARYx’s Annual Report on Form 10-K for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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ARYx Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)	(note A)
ASSETS
Current assets:
Cash and cash equivalents	$22,433	$35,999
Marketable securities	10,198	8,588
Other current assets	1,331	1,263
Total current assets	33,962	45,850
Property and equipment, net	2,990	3,198
Other assets	2,045	2,100
Total assets	$38,997	$51,148

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current liabilities	$5,041	$7,615
Current portion of long-term borrowings	4,833	3,404
Total current liabilities	9,874	11,019
Long-term borrowings	9,768	11,278
Other non-current liabilities	1,344	1,436
Stockholders’ equity:
Common stock	27	27
Additional paid-in capital and other	181,764	181,330
Accumulated deficit	(163,780)	(153,942)
Total stockholders’ equity	18,011	27,415
Total liabilities and stockholders’ equity	$38,997	$51,148

Note A: The balance sheet has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for a complete financial statement presentation.

ARYx Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the three months ended
	March 31, 2009	March 31, 2008
	(unaudited)
Revenue:
Collaboration services	$—	$68
Technology license fees	—	974
Total revenue	—	1,042

Costs and expenses:
Cost of collaboration services	—	68
Research and development	6,789	7,600
Selling, general and administrative	2,603	2,932
Total costs and expenses	9,392	10,600
Loss from operations	(9,392)	(9,558)

Interest and other income, net	54	549
Interest expense	(500)	(494)
Net loss	(9,838)	(9,503)

Basic and diluted net loss per share	$(0.36)	$(0.54)
Weighted average shares used to compute basic and diluted net loss per share	27,345	17,631